As filed with the Securities and Exchange Commission on December 30, 2025

Registration No. 333-290592

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-290592

under
THE SECURITIES ACT OF 1933

Atai Beckley N.V.
(Exact name of registrant as specified in its charter)

The Netherlands
(State or other jurisdiction of incorporation or organization)

Not Applicable
(I.R.S. Employer Identification Number)

Prof. J.H. Bavincklaan 7
1183 AT Amstelveen
The Netherlands
+31 20 793 2536
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o atai Life Sciences US, Inc.
c/o Industrious NYC
250 West 34th Street
New York, New York 10119
(332) 282-0507
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
☐

EXPLANATORY NOTE

On December 30, 2025, Atai Beckley N.V. (f/k/a atai Life Sciences N.V.), a Dutch public company (“atai Netherlands”) merged with and into atai Life Sciences Luxembourg S.A., a Luxembourg public limited liability company (société anonyme) (“atai LuxCo”). On December 30, 2025, atai LuxCo then consummated the conversion of atai LuxCo into a corporation incorporated under the laws of the State of Delaware, after which, atai LuxCo will continue as an entity under the name “AtaiBeckley Inc.” (the “Company” or the “Registrant”) (such transactions, the “Redomiciliation Transaction”).

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment, filed by AtaiBeckley Inc., relates to the following Registration Statement on Form S-3 (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “SEC”) by the Registrant:

•
Registration No. 333-290592, filed with the SEC on September 29, 2025, providing for the offer and sale, from time to time, in one or more offerings and series, together or separately, of: (i) common shares, (ii) debt securities, (iii) warrants and (iv) units of atai Netherlands.

As a result of the Redomiciliation Transaction, the Registrant has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Encinitas, California, on the 30th day of December, 2025.

ATAIBECKLEY INC. (as successor to Atai Beckley N.V.)

By	/s/ Srinivas Rao
Srinivas Rao
Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.